Exhibit 6.03

Certain identified information, marked with [***], has been excluded from the exhibit because it both (i) is commercially sensitive and (ii) is the type that the company treats as private or confidential

NOMYX TECHNOLOGY LABS INC.

NEW CUSTOMER AGREEMENT

This Licensing Agreement (the “Agreement”) is entered into as of the date of the last signature on the signature page below (the “Effective Date” or “Signature Date”) by and between:

Nomyx Technology Labs Inc. (“Licensor” or “Nomyx”), a Delaware corporation with its principal place of business at 16192 Coastal Highway, Lewes, Delaware, 19958, U.S.A., and T7X Assets LLC (“Licensee”, “Customer” or “Client”), with its principal place of business at 30 N Gould Street, Ste 21755, Sheridan, WY 82801.

WHEREAS, Licensor has developed a blockchain-based platform for digital identity and tokenizing assets (the “Nomyx Platform” or “Platform”); and

WHEREAS, Licensee desires to obtain a license to use and implement the Platform;

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein, the parties agree as follows:

1. Definitions

Capitalized terms used but not defined in this Agreement shall have the meanings set forth in the Nomyx Main Services Agreement (“NMSA”), in the version published at the following address as of the Effective Date (a copy of which Nomyx will deliver to Licensee on request), available at:

https://nomyx.io/legal-documents/msa

In this Agreement: “Effective Date” and “Signature Date” mean the date of the last signature on the signature page; “Term Start Date” means July 1, 2026; “License Term” means the period from the Term Start Date through the End Date defined in Section 11.1; “Platform Licensing Fees” means the Nomyx ID Platform Licensing Fee, the Launch Pad and Asset Issuance Licensing Fee and the Chainlink CRE Integration Licensing Fee described in Section 5.1(a) and Appendix B; “Deliverable”, “Priced Deliverables” and “Target Delivery Date” have the meanings given in Section 5.6 and Appendix C; “Standard Rate” means the Engineering Hours standard rate of $400.00 per hour stated in Appendix B; “SLA” means the Service Level Agreement between the parties attached as Appendix D; “Launch Pad” and “Gross Fees” have the meanings given in Section 5.2; and “Approved Sublicensee” has the meaning given in Section 2.1. “Licensee”, “Customer” and “Client” are used interchangeably and refer to T7X Assets LLC.

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2. License Grant

2.1 Grant of Rights. Subject to the terms of this Agreement, Nomyx grants to Customer a non-exclusive, non-transferable (except as permitted under Section 18), revocable right to access and use the Nomyx Platform and associated modules (Nomyx ID, Nomyx Engine, Nomyx Gateway, APIs) for its business use, consistent with the Solution Overview and under the “Fee Schedule” attached as Appendix B. Customer may sublicense, or resell access to, the Nomyx Platform only to (a) its affiliates and (b) third parties approved in advance and in writing by Nomyx (each an “Approved Sublicensee”), and only under a written agreement that is no less protective of Nomyx and the Nomyx Platform than this Agreement, that names Nomyx as a third-party beneficiary, and that obligates the Approved Sublicensee to report fees and permit audit on the terms of Section 5.2. Nomyx may withhold approval in its reasonable discretion and may revoke approval of an Approved Sublicensee on written notice for breach. Customer remains fully responsible for the acts and omissions of each Approved Sublicensee, and all fees collected by an Approved Sublicensee are subject to the Revenue Share under Section 5.2. No other sublicensing or resale is permitted.

2.2 Services Provided. Nomyx will provide access to the Platform and perform services including tokenization infrastructure, smart contract deployment, compliance tools (KYC/AML), marketplace gateway integration, and custom third-party integrations as detailed in Appendix A (Solution Overview), Appendix B (Fee Schedule) and Appendix C (Custom Integration, Configuration, Platform Extension or Development Deliverables).

3. Scope of Work

3.1 The initial scope for the implementation of the Platform is detailed in the Solution Overview (“SO”) attached as Appendix A to this Agreement.

3.2 Customer is solely responsible for:

•	Ensuring legal compliance with applicable laws, including U.S. securities laws

•	All required regulatory licenses or filings

•	Use and security of digital wallets and credentials

•	Accuracy of Customer-provided data

•	End-user management and disclosures

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4. Delivery and Acceptance

4.1 Licensor shall deliver the Platform and related deliverables according to the Solution Overview (“SO”) set forth in Appendix A and the Custom Integration, Configuration, Platform Extension or Development Deliverables set forth in Appendix C.

4.2 Acceptance criteria for each Deliverable are specified in Appendix C. Licensee shall have 10 business days from Nomyx’s written notice of delivery of each Deliverable to accept or reject the Deliverable, and may reject only for material non-conformity with the acceptance criteria stated in writing. If Licensee does not provide written notice of rejection within this period, the Deliverable shall be deemed accepted. Where Licensee rejects a Deliverable, Nomyx will correct the identified non-conformity and re-deliver, and this Section applies again to the re-delivery. Use of a Deliverable in production by Licensee, its affiliates or any Approved Sublicensee constitutes acceptance.

5. Payment Terms

The following payment terms will apply to the Agreement:

5.1. Fees and Initial Payment.

(a) Platform Licensing Fees. Licensee shall pay the following Platform Licensing Fees for the License Term of July 1, 2026 through January 1, 2027 (six (6) months):

(i) Nomyx ID Platform Licensing Fee: $[***] per month ($[***] for the License Term);

(ii) Launch Pad and Asset Issuance Licensing Fee: $[***] per month ($[***] for the License Term); and

(iii) Chainlink CRE Integration Licensing Fee: $[***] for the License Term (a single term fee, not billed monthly, payable in full on the Signature Date),

together $[***] for the License Term (monthly fees of $[***] under (i) and (ii), being $[***] for six months, plus the $[***] term fee under (iii)). The Platform Licensing Fees are prepaid in full on the Signature Date and cover Licensee’s use of the Nomyx Platform from the Term Start Date through the End Date, including the period between the Term Start Date and the Signature Date during which Licensee, its affiliates and Approved Sublicensees have had access to the Nomyx Platform.

(b) Customer Success Manager Fee. $[***] per month for July through December 2026 ($[***] total), prepaid in full on the Signature Date (Section 5.4).

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(c) Custom Integration, Configuration, Platform Extension or Development Fees. The estimated fees for the Priced Deliverables in Appendix C total $[***] (Incremental or Follow-on Security Updates to be quoted separately), invoiced in advance under Section 5.6(b) and trued up on delivery under Section 5.6(c). The estimated fee for each Deliverable whose Target Delivery Date falls within sixty (60) days after the Signature Date is due on the Signature Date; based on the Target Delivery Dates in Appendix C, that amount is $[***] (Deliverables C-2 and C-4).

(d) Completion Bonus. $[***], payable within ten (10) days after the last of the Priced Deliverables is accepted or deemed accepted under Section 4.2 (Section 5.6(d)).

(e) Initial Payment. The Initial Payment due on the Signature Date is $[***], being the sum of (a) $[***], (b) $[***] and (c) $[***], as set out in Appendix B.

(f) Total Contract Value. The Total Contract Value for the License Term is $[***] (Platform Licensing Fees $[***], Customer Success Manager Fee $[***] and estimated Custom Integration, Configuration, Platform Extension or Development Fees $[***]), plus the $[***] Completion Bonus, plus Incremental or Follow-on Security Updates as quoted, plus Nomyx ID license fees, Revenue Share and consumption-based fees under Appendix B. No further Platform Licensing Fees or Customer Success Manager Fees fall due during the License Term. Fees for any renewal or extension of this Agreement will be agreed by the parties in writing before the End Date.

Nomyx ID Licensing (per Nomyx ID). In addition to the Platform Licensing Fees, Licensee shall pay a Nomyx ID license fee of $[***] for each Nomyx ID issued to an end user of Licensee, its affiliates, or any Approved Sublicensee. New Nomyx IDs are invoiced monthly in arrears in the month of issuance based on Nomyx ID records. On each anniversary of the Effective Date, all Nomyx IDs active on that date are automatically renewed and billed at $[***] per active Nomyx ID, without further notice or action by either party, and the renewal fee is invoiced on the anniversary date and payable in accordance with Section 5.3. Nomyx ID license fees are in addition to the third-party identity verification (KYC/KYB) charges in Appendix B.

5.2. Revenue Share.

In consideration of the license granted under this Agreement, Licensee shall pay Nomyx a revenue share equal to [***] ( [***]) of all Gross Fees (the “Revenue Share”). “Gross Fees” means all fees, commissions, spreads, and other consideration of any kind (including consideration received in a form other than cash, valued at fair market value on receipt) collected or earned by Licensee, its affiliates, or any Approved Sublicensee from any person in connection with the T7X Launch Pad platform (the “Launch Pad”) or the Nomyx Platform, including without limitation:

(a) account setup, onboarding, registration, and account maintenance fees charged to issuers, investors, or other users;

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(b) asset issuance fees, including listing, offering, structuring, minting, tokenization, campaign, and launch fees;

(c) transfer, transaction, trading, settlement, redemption, distribution, and withdrawal fees, including any fee charged where a token issued through the Launch Pad is transacted on or moved;

together with subscription fees, success fees, platform fees, and any other fees or consideration of any kind, in each case measured gross before costs and net only of refunds actually returned to the fee payer and taxes collected from the fee payer.

The Revenue Share accrues at the point of each transaction and is calculated on the Gross Fees of Licensee, its affiliates, and all Approved Sublicensees combined. Licensee shall deliver to Nomyx, within ten (10) days after the end of each calendar month, a statement showing Gross Fees for that month by category (a) through (c) above and by entity (Licensee, each affiliate, and each Approved Sublicensee), and Nomyx will invoice the Revenue Share for that month on receipt of the statement. Consumption-based fees and fees for services such as identity verification (Nomyx ID), compliance checks, and third-party integrations (e.g., Bridge.xyz, Transfer Agent, etc.) are charged as set out in Appendix B or billed directly by the provider. Licensee shall keep, and shall cause its affiliates and Approved Sublicensees to keep, complete and accurate records of all transaction volumes and Gross Fees, and Nomyx or its designated auditor may audit those records, including the general ledger and Launch Pad transaction records, once per calendar quarter on ten (10) business days’ notice. Any underpayment identified by an audit is payable within ten (10) days with interest under Section 5.5, and if the underpayment exceeds [***] ( [***]) of the Revenue Share due for the audited period, Licensee shall also reimburse the reasonable cost of the audit. The Revenue Share obligation survives expiration or termination of this Agreement with respect to Gross Fees arising from offerings, listings, or transactions initiated during the term.

5.2.1 No Minimum Commitment

No minimum annual transaction volume commitment, minimum revenue share, or volume-based true-up applies to this Agreement, and no service credits toward transaction minimums are provided. Any annual consumption minimum or service credit under the parties’ prior agreements is superseded and of no further effect.

5.3. Invoicing.

All payments are due within 10 calendar days of receipt of the invoice unless a different due date is stated in this Section. Platform Licensing Fees and the Customer Success Manager Fee are prepaid in full on the Signature Date, and Custom Integration, Configuration, Platform Extension or Development Fees are invoiced in advance and trued up on delivery, in each case in accordance with Sections 5.1 and 5.6. Revenue Share is invoiced monthly in arrears on receipt of the statement required by Section 5.2. Nomyx ID license fees, professional services, and consumption-based fees are invoiced monthly in arrears.

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5.4. Customer Success Manager

Nomyx will provide Licensee with one (1) named Customer Success Manager for a fee of $4 [***] per month for July through December 2026 ($ [***] total), prepaid in full on the Signature Date in accordance with Section 5.1, as listed in Appendix B. The Customer Success Manager supports Licensee with issues relating to bugs within the Nomyx stack and tracks performance against the service levels in the SLA. The Customer Success Manager fee does not include troubleshooting of third-party vendor services, and does not include technical fixes, configuration changes, or code changes; those are performed under Section 5.6 as a Deliverable or under an approved change request at the Standard Rate. The named resource is assigned to Licensee’s account for the term at the allocation stated in Appendix B; Nomyx may substitute a resource of equivalent qualification with notice to Licensee. All maintenance and support criteria, service levels, and escalation procedures are set out in the SLA.

5.5. Late Payment.

In the event of past due payment, Nomyx reserves the right to suspend Services until the outstanding payment is received. Additionally, Nomyx may charge interest on overdue amounts at a rate of 1.5% per month or the maximum rate permitted by applicable law, whichever is lower. In the event of continued non-payment exceeding 30 calendar days, Nomyx may terminate the Agreement for cause and initiate collection proceedings, including recovery of reasonable attorneys’ fees and collection costs.

5.6. Custom Integration, Configuration, Platform Extension or Development

(a) Deliverables. Nomyx will perform the custom integration, configuration, platform extension or development work described in Appendix C (each a “Deliverable”) for the estimated fees stated there. Each Deliverable is labelled in Appendix C with the module(s) of the Nomyx Platform it affects (Nomyx ID, Launch Pad, or both). The fee stated for each Deliverable is an estimate of the hours required for the scope described in Appendix C at the Standard Rate and is not a fixed price. The Deliverables with an estimated fee stated in Appendix C are the “Priced Deliverables”. Incremental or Follow-on Security Updates (Deliverable C-5) will be scoped and quoted per finding under the Change Request Process below and added to Appendix C by a change order signed by both parties. Nomyx will staff the Deliverables with a team of two (2) Dedicated Full Stack Engineers and one (1) Project Manager, as listed in Appendix B; Nomyx may substitute resources of equivalent qualification with notice to Licensee. Work is sequenced through a prioritized backlog agreed between Licensee and the Project Manager.

(b) Advance Payment. The estimated fee for each Deliverable is invoiced sixty (60) days before its Target Delivery Date stated in Appendix C and is payable in accordance with Section 5.3. Where a Target Delivery Date falls within sixty (60) days after the Signature Date, the estimated fee for that Deliverable is due on the Signature Date as part of the Initial Payment under Section 5.1(e). Nomyx is not obliged to begin or continue work on a Deliverable while its advance payment is outstanding, and the Target Delivery Date extends day-for-day for any period during which the advance payment or any required Licensee input listed in Appendix C is outstanding.

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(c) True-Up on Delivery. With its notice of delivery of each Deliverable, Nomyx will provide a statement of the actual hours spent on that Deliverable at the Standard Rate. If the actual fees exceed the estimated fee, Nomyx will invoice the difference with the delivery notice, payable in accordance with Section 5.3. If the actual fees are less than the estimated fee, Nomyx will credit the difference against the next invoice issued under this Agreement or, if no further invoice is issued, refund it within thirty (30) days after the End Date. Nomyx will notify Licensee when it projects that the actual fees for a Deliverable will exceed the estimated fee by more than [***] ( [***]), and will not incur hours beyond that threshold without Licensee’s written approval; hours incurred before that approval is requested remain payable. Changes to the scope of a Deliverable requested by Licensee are handled under the Change Request Process and the affected estimate and Target Delivery Date are revised accordingly.

(d) Completion Bonus. Licensee shall pay Nomyx a Completion Bonus of $ [***] within ten (10) days after the last of the Priced Deliverables is accepted or deemed accepted under Section 4.2. The Completion Bonus is in addition to the estimated fees and any true-up under this Section, and is not reduced or forfeited by reason of any delay attributable to Licensee, its affiliates, its vendors, or any failure to provide the Licensee inputs listed in Appendix C.

(e) General. Deliverables are subject to acceptance under Section 4.2. Work under this Section after the End Date is provided only under a written change order signed by both parties. All custom integration, configuration, platform extension or development work, enhancements, and modifications produced under this Section, including the Deliverables, are and remain part of the Nomyx Platform and the sole property of Nomyx under Section 6.1, and are licensed to Licensee under Section 2.1, unless a statement of work signed by both parties expressly provides otherwise. Nomyx may suspend work under this Section on ten (10) days’ notice while any amount owed by Licensee is more than thirty (30) days past due.

Change Request Process. All custom development work not described in Appendix C is initiated and documented as follows. Licensee submits a change request in writing to the Project Manager describing the requested change. Nomyx analyzes the request and delivers a written quote stating the scope, deliverables, schedule, estimated hours, applicable rate, and total price. The quote includes the time spent by Nomyx analyzing the change request. Nomyx will not begin work on a change request until Licensee approves the quote in writing, and the approved quote constitutes the change order documenting the change. Approved work is charged at the rates in Appendix B (as adjusted by the SLA where it applies) and is invoiced in advance and trued up in the manner set out in Sections 5.6(b) and 5.6(c). If Licensee does not approve a quote, the analysis time stated in it is billed at the Standard Rate.

6. Intellectual Property Rights

6.1 Licensor retains all rights, title, and interest in and to the Nomyx Platform, including all related Intellectual Property Rights, as defined in Section 7 of the NMSA.

6.2 Licensee’s rights to use the Platform are limited to those expressly granted in this Agreement. No other rights are granted by implication, estoppel, or otherwise.

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6.3 Restrictions. Customer shall not:

•	Reverse engineer or decompile the Platform

•	Repurpose or resell the Platform, except to affiliates and Approved Sublicensees as permitted under Section 2.1

•	Use the Platform in violation of law

•	Store infringing or unauthorized data

•	Attempt unauthorized access

If Customer, its affiliates, or any Approved Sublicensee breaches the restriction on reverse engineering or decompiling the Platform, Customer shall pay Nomyx, as liquidated damages and not as a penalty, an amount equal to three (3) times the annual Platform Licensing Fees, being the Platform Licensing Fees payable under Section 5.1(a) and Appendix B annualized over a twelve (12) month period, for each breach. The parties agree that the harm from reverse engineering the Platform is difficult to quantify and that this amount is a reasonable estimate of that harm. Payment of liquidated damages does not limit Nomyx’s right to injunctive relief, to terminate under Section 11, or to any other remedy available for infringement or misappropriation of Nomyx’s Intellectual Property Rights, and these liquidated damages are not subject to any limitation of liability in this Agreement or the NMSA.

7. Confidentiality

The parties agree to maintain the confidentiality of all Confidential Information as defined and set forth in Section 5 of the NMSA.

8. Data Protection and Security

8.1 Licensor shall implement and maintain the security measures described in the “How We Protect Your Service Data (Enterprise Services)” document available at https://www.nomyx.io/legal-documents/msa, in the version published at that address as of the Effective Date. Nomyx may update those measures during the License Term, provided that no update materially reduces the overall level of protection for Licensee Data.

8.2 The parties shall comply with all applicable data protection laws and regulations.

8.3 Breach Notification. In the event of a data breach involving Licensee Data, Licensor shall notify Licensee without undue delay and provide reasonable cooperation in accordance with applicable data protection laws.

9. Warranties and Disclaimers

9.1 Licensor warrants that the Platform will perform materially in accordance with the applicable Documentation, as stated in Section 8.1 of the NMSA.

9.2 THE WARRANTIES IN THIS SECTION 9 ARE EXCLUSIVE AND IN LIEU OF ALL OTHER WARRANTIES, WHETHER EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

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10. Limitation of Liability and Use Disclaimer

10.1 The limitations of liability set forth in Section 10 of the NMSA shall apply to this Agreement.

NMSA Section 10.1 Damages Excluded

NEITHER PARTY LIABLE FOR:

•	Lost profits or business

•	Indirect/consequential damages

•	Blockchain-specific losses (lost keys, failed transactions, token devaluation)

•	Smart contract exploits from your code

•	Regulatory fines or penalties

•	Investor losses or claims

10.2 Use of Licensed Technology at Customer’s Own Risk

Licensee acknowledges and agrees that the Nomyx Platform is a technology service. Licensee may use the Nomyx Platform for the Customer Project described in Appendix A, including in connection with the offering, issuance, transfer, and administration of tokenized securities by Licensee, its affiliates, Approved Sublicensees, and their issuers. Any such use is at Licensee’s sole risk and responsibility. Nomyx’s role is limited to providing the technology described in Appendix A and the Deliverables described in Appendix C, and nothing in Appendix A or Appendix C, or in Nomyx’s performance under this Agreement, constitutes participation by Nomyx in the structuring, offering, distribution, or sale of any security, or a representation that any use of the Nomyx Platform complies with applicable law. Sections 3.2 and 10.3 through 10.9 apply to all such use.

10.3 No Legal or Regulatory Advice

Customer acknowledges that Nomyx does not provide legal, financial, tax, investment, or regulatory advice. Any decisions regarding the use of the Platform-including use cases involving asset tokenization, smart contract deployment, or marketplace functionality-are the sole responsibility of Customer. The customer agrees to consult its own legal counsel and compliance advisors before launching any regulated or potentially regulated activities.

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10.4 Customer Control and Liability

Customer shall bear sole responsibility for:

•	Ensuring all activities conducted via the Nomyx Platform are lawful and compliant with all applicable laws, including U.S. federal and state securities laws, commodities laws, KYC/AML, privacy, sanctions, and tax obligations.

•	Conducting any required regulatory filings or registrations (e.g., Form D filings, broker-dealer engagements).

•	Ensuring the accuracy, legality, and sufficiency of all tokenized assets, disclosures, and representations to third parties.

•	Preventing unauthorized use or access of the Platform through secure management of access credentials, keys, and wallets.

10.5 Disclaimers of Responsibility for Customer Activity

Customer agrees that:

•	Nomyx has no role in structuring, managing, distributing, or offering any securities or financial products;

•	Nomyx shall not be held liable for Customer’s marketing materials, disclosures, or communications to investors or regulators;

•	Nomyx does not act as a transfer agent, broker-dealer, custodian, investment adviser, or exchange, and shall not be deemed to have custody of any fiat, cryptocurrency, or tokenized assets at any time.

10.6 No Endorsement or Oversight

Nomyx does not endorse, sponsor, or independently verify any tokens, offerings, projects, or campaigns launched by Licensee. Public statements or filings referring to Nomyx must identify Nomyx solely as a technology service provider with no financial, legal, or operational involvement in Licensee activities.

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10.7 Third-Party Services Disclaimer

•	Nomyx does not control any Third-Party Services (e.g., blockchains, wallets, custodians) and is not liable for failures or disruptions of such services.

•	No Endorsement or Custody. Nomyx does not endorse, promote, or custody any asset tokenized by Customer.

•	No Legal or Investment Advice. Nomyx is a technology provider only and provides no legal, financial, investment, or tax advice.

•	Nomyx disclaims all liability for the operation, security, or compliance of third-party services and integrations, including but not limited to custodians, wallet providers, payment processors, KYC vendors, and stablecoin providers.

10.8 Indemnity for Use

Customer agrees to defend, indemnify, and hold harmless Nomyx, its officers, directors, and affiliates from any third-party claims, regulatory actions, fines, or penalties arising from or related to:

•	The use of the Platform in violation of law;

•	Misrepresentations regarding tokenized assets;

•	Data breaches or loss caused by Customer’s failure to secure access credentials;

•	Any activities involving solicitation, sales, or trading of securities or other financial instruments.

10.9 NMSA Indemnities. The indemnities in Sections 9, 9.1 and 9.2 of the NMSA apply to this Agreement and are reproduced below for reference. In the event of any inconsistency, the text of the NMSA governs.

Indemnification Section in NMSA: https://nomyx.io/legal-documents/msa

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9.1 Our Indemnity

We’ll defend you against claims that our Services infringe third-party IP rights, except for:

•	Your modifications or misuse

•	Combination with non-Nomyx services

•	Compliance with your specifications

•	Use of outdated versions when updates available

9.2 Your Indemnity

You’ll defend us against claims arising from:

•	Your use violating this Agreement

•	Your smart contracts or tokens

•	Your end users’ activities

•	Your regulatory non-compliance

•	Securities law violations

•	Investor disputes or claims

•	Inaccurate disclosures or representations

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11. Term and Termination

11.1 This Agreement shall commence on the Effective Date, with the License Term and the Platform Licensing Fees running from the Term Start Date (July 1, 2026), and continue until January 1, 2027 (the “End Date”), on which date it expires unless the parties agree in writing to renew or extend it. The parties intend to negotiate the terms of any renewal before the End Date. If Licensee continues to use the Nomyx Platform after the End Date without a signed renewal, the Agreement continues month to month at Nomyx’s then-current standard rates, and either party may terminate the month-to-month period on thirty (30) days’ written notice.

11.2 Either party may terminate this Agreement for cause as set forth in Section 3.2 of the NMSA.

11.3 Upon termination, Licensee shall immediately cease all use of the Platform and return or destroy all copies of the Platform and related documentation.

11.4 Right of First Offer. If, during the License Term (and not thereafter), Nomyx’s board of directors resolves to pursue a sale of all or substantially all of the equity or assets of Nomyx to a third party that is not an existing stockholder or investor of Nomyx or an affiliate of one (a “Sale”), Nomyx will notify Licensee and give Licensee a period of fifteen (15) days to submit a written, fully financed offer before Nomyx enters into a definitive agreement for that Sale. This Section does not apply to any equity or debt financing, any conversion of convertible instruments, any transaction with an existing stockholder or investor of Nomyx or its affiliates, any internal reorganization, or any transaction proposed to Nomyx before the Effective Date. Nomyx may continue to solicit and negotiate with third parties during the fifteen (15) day period and is under no obligation to accept any offer from Licensee. Licensee’s rights under this Section are conditioned on Licensee having paid all amounts then due under this Agreement and not being in breach, are personal to Licensee and may not be assigned, and expire on the End Date. Licensee shall keep any notice under this Section, and the fact of any proposed Sale, strictly confidential. Nothing in this Agreement grants Licensee any option, right, or interest in the equity or assets of Nomyx, and any purchase option, if agreed, shall be set out in a separate written agreement approved by Nomyx’s board of directors and shareholders.

12. Governing Law and Jurisdiction

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of law provisions. Any disputes arising under or in connection with this Agreement shall be subject to the exclusive jurisdiction of the courts located in Wilmington, DE.

13. Entire Agreement

This Agreement, together with the NMSA and the Appendices A through D attached hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, whether written or oral. In the event of any conflict between this

Agreement and the NMSA regarding fees, payment timing, Revenue Share, or ownership of intellectual property, this Agreement governs.

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14. Amendments

No amendment or modification of this Agreement shall be valid or binding unless made in writing and signed by both parties.

15. NOTICES.

Notices to be given by either party under this Agreement shall be in writing and shall be sent by courier service, with proof of delivery, or delivered by e-mail addressed as follows: A notice is effective on delivery by courier, or on the business day it is sent by e-mail if no non-delivery message is received. Either party may change its notice details by notice given under this Section.

Nomyx Technology Labs Inc.	T7X Assets LLC
Attn: Ubair Javaid, Chief Executive Officer 16192 Coastal Highway Lewes Delaware 19958	30 N Gould Street, Ste 21755 Sheridan, WY 82801
ubair.j@nomyx.io and legal@nomyx.io	Attn: Pablo Penaloza, email: [T7X to insert notice e-mail address before signature]

16. Taxes

16.1 All fees and charges payable by Licensee are exclusive of taxes and similar assessments. Licensee is responsible for all sales, use, and excise taxes, and any other similar taxes, duties, and charges of any kind imposed by any federal, state, or local governmental or regulatory authority on any amounts payable by Licensee hereunder, other than any taxes imposed on Licensor’s income.

16.2 If Licensee is required to withhold or deduct any taxes from payments to Licensor, Licensee will increase the sum payable to Licensor by the amount necessary so that Licensor receives an amount equal to the sum it would have received had no such withholding or deduction been made.

16.3 Licensee agrees to comply with the tax provisions set forth in Section 4.2 of the NMSA.

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17. Acceptance of Nomyx Main Services Agreement and Associated Documents

By signing this Agreement, Licensee expressly acknowledges and agrees that it has read, understood, and accepts the terms and conditions of the Nomyx Main Services Agreement and all Associated Documents, including but not limited to:

17.1 The Nomyx Main Services Agreement;

17.2 The Nomyx Professional Services Terms and Conditions;

17.3 The Nomyx Promotional Credits Policy;

17.4 The Nomyx Cookie Notice;

17.5 The Nomyx In-Product Cookie Policy;

17.6 The Nomyx Enterprise Protection document;

17.7 The Nomyx Innovation Service Protection document;

17.8 The Nomyx Trademark Usage Guidelines; and

17.9 The Nomyx User Content and Code of Conduct.

These documents are incorporated by reference into this Agreement and govern the contractual relationship between Licensor and Licensee. Each is incorporated in the version published at https://nomyx.io/legal-documents as of the Effective Date.

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18. SEVERABILITY AND ASSIGNMENT.

The invalidity or unenforceability, in whole or in part, of any provision in this Agreement, shall not affect in any way the remainder of the provisions herein. Neither party shall assign or transfer any of its rights or obligations hereunder without the prior written consent of the other party, except that either party may assign this Agreement in its entirety, on written notice, to a successor in connection with a merger, acquisition, or sale of all or substantially all of its assets or equity, provided the successor assumes all obligations under this Agreement in writing.

IN WITNESS WHEREOF, the parties have executed this Agreement by their duly authorized representatives as of the Effective Date.

T7X ASSETS LLC	NOMYX TECHNOLOGY LABS INC.
By: /s/ Pablo Penaloza	By: /s/ Ubair Javaid
Name: Pablo Penaloza	Name: Ubair Javaid
Title: Chief Executive Officer	Title: Chief Executive Officer
Date: 9/21/2026	Date: 9/21/2026

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Appendix A

Nomyx Solution Overview

Executive Summary

Nomyx is a modular infrastructure platform designed to enable secure, compliant, and scalable digital asset and identity workflows. The Nomyx platform abstracts complexity across identity, policy enforcement, transaction orchestration, and external service integrations, allowing customers to build and operate digital asset products with reduced operational and regulatory overhead.

Nomyx is delivered as a set of interoperable modules that can be deployed independently or together, depending on customer requirements. The platform is designed to integrate with best-in-class third-party service providers and customer-specific systems, enabling flexibility while maintaining a consistent security and compliance framework.

Nomyx Platform Modules

1. Nomyx ID

Nomyx ID is the identity and compliance layer of the Nomyx platform.

It provides:

•	Identity lifecycle management for individuals and organizations

•	Policy-driven compliance workflows (e.g., KYC, KYB, AML status enforcement)

•	Secure identity references used across the Nomyx platform

•	Auditability and traceability for identity-related decisions

Nomyx ID acts as the authoritative identity context for all platform activity, ensuring that transactions, permissions, and integrations are executed only in accordance with applicable identity and compliance requirements.

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2. Nomyx Engine

Nomyx Engine is the core orchestration, policy, and asset lifecycle management layer of the Nomyx platform.

In addition to enforcing business and compliance rules, Nomyx Engine is the system through which customers manage the full lifecycle of digital assets issued onchain or tokenized using the platform.

Nomyx Engine provides functionality to:

•	Define, create, and manage asset structures, including pools and vaults

•	Orchestrate the issuance, minting, and lifecycle management of tokens

•	Enforce policy, compliance, and permissioning across all asset operations

•	Maintain state and auditability for asset-related events

Asset Lifecycle Management

Through Nomyx Engine, customers can manage assets across their entire lifecycle, including but not limited to:

•	Asset configuration and initialization

•	Token issuance and minting

•	Ongoing management, updates, and state transitions

•	Event-driven actions such as deposits, distributions, redemptions, and settlements

This lifecycle applies both to investor-facing tokens and to the underlying assets that are tokenized and represented onchain.

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Asset Pools and Vaults

Nomyx Engine enables the creation and management of pools and vaults as core asset constructs:

•	Pools represent the issuance layer where investors purchase or hold tokens.

•	Pool-level tokens may be minted, distributed, and managed according to defined rules and policies.

•	Pools define participation criteria, supply logic, and investor-facing attributes.

•	Vaults represent the custody or representation layer for underlying assets.

•	Vaults hold or reference tokenized underlying assets that are deposited against one or more pools.

•	Vault activity is governed by policy and linked directly to pool state and token supply.

Token Minting and Asset Backing

Nomyx Engine supports token minting at multiple levels, including:

•	Pool-level tokens, which represent investor interests and are purchased or redeemed by participants

•	Underlying asset tokens, which represent the assets deposited into vaults and used to back or collateralize pools

The Engine coordinates the relationship between pool-level tokens and underlying assets, ensuring that minting, deposits, and redemptions occur in accordance with defined rules, asset constraints, and compliance requirements.

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Policy and Governance

All asset lifecycle actions within Nomyx Engine are subject to:

•	Identity and compliance status enforced by Nomyx ID

•	Transaction, approval, and governance rules defined within the Engine

•	Controlled execution through Nomyx Gateway and integrated third-party services

This approach enables centralized governance and consistent enforcement across all issued and tokenized assets, without requiring customers to embed complex logic directly into their applications.

3. Nomyx Gateway

Nomyx Gateway is the integration and connectivity layer of the platform.

It provides:

•	Secure APIs for customer applications

•	Connectivity to third-party infrastructure providers

•	Abstraction of protocol, wallet, and service-specific complexity

•	Monitoring and control of inbound and outbound requests

The Gateway serves as the controlled access point between customer systems, Nomyx modules, and third-party services, ensuring that all interactions are authenticated, authorized, and policy-compliant.

Third-Party Applications

Nomyx integrates with select third-party providers to deliver specialized services. These providers operate independently and are subject to their own terms and service agreements.

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Persona

Use Case: Identity Verification and Compliance

•	Know Your Customer (KYC)

•	Know Your Business (KYB)

•	Anti-Money Laundering (AML) screening

Persona is used to perform identity verification and compliance checks. Results are consumed by Nomyx ID and enforced through Nomyx Engine policies.

Dfns

Use Case: Wallet-as-a-Service

•	Secure key management

•	Custodial and non-custodial wallet infrastructure

•	Transaction signing and execution

Dfns provides wallet infrastructure that is orchestrated through Nomyx Engine and accessed via Nomyx Gateway, allowing customers to leverage enterprise-grade wallet capabilities without direct key custody.

Bridge.xyz

Use Case: Fiat On-Ramp and Off-Ramp

•	Fiat-to-crypto conversion

•	Crypto-to-fiat settlement

•	Payment rail connectivity

Bridge.xyz enables regulated movement between fiat and digital assets. Nomyx coordinates these flows while enforcing identity, compliance, and transaction policies.

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Customer Integrations (To Be Defined)

Customer-specific integrations may include, but are not limited to:

•	Front-end applications (web or mobile)

•	Core banking or payment systems

•	ERP, treasury, or accounting platforms

•	Internal compliance, risk, or reporting systems

(Details of such integrations, including scope, responsibilities, timelines, and technical requirements, will be defined in a separate integration specification or statement of work at a later date, except that the Custom Integration, Configuration, Platform Extension or Development Deliverables agreed as of the Effective Date are set out in Appendix C).

Customer Project

T7X Assets LLC, together with its affiliates and Approved Sublicensees, is renewing its engagement with Nomyx under a single, consolidated agreement. T7X operates a digital asset exchange for real-world assets, supporting the trading and custody of tokenized securities and cryptocurrencies with integrated identity and compliance controls, and a Regulation A capital-raising platform (the Launch Pad) that enables issuers to structure, launch, and administer tokenized securities offerings. Both platforms are built on the Nomyx technology stack. Licensee’s use of the Nomyx Platform for the Customer Project is subject to Sections 3.2 and 10 of the Agreement.

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Appendix B

Fee Schedule

T7X Assets

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Appendix C

Custom Integration, Configuration, Platform Extension or Development Deliverables (Section 5.6)

[***]

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Appendix D

Service Level Agreement

[The executed Service Level Agreement between Nomyx Technology Labs Inc. and T7X Assets LLC, including the service levels, escalation procedures, after-hours on-call terms, and change-order rate provisions referenced in Sections 5.4 and 5.6 and Appendix B, is to be attached here before signature.]

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